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                                                               Exhibit 99(c)(16)

                                 EMPLOYMENT AGREEMENT


          This Employment Agreement dated as of January 19, 1999, between Audits & Surveys Worldwide, Inc., a Delaware corporation having an address at 650 Avenue of the Americas, New York, New York 10011 (the "Company"), and H. Arthur Bellows, Jr., an individual residing at 15 Upper Cross Road, Greenwich, Connecticut 06831 ("Employee").

                                W I T N E S S E T H :

          WHEREAS, Employee has been employed by the Company for more than 30 years; and

          WHEREAS, the Company, United News & Media Group Limited ("Group Ltd.") and United Information Acquisition Corp. ("Acquisition") have entered into that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), pursuant to which Acquisition will make a cash tender offer (the "Offer") to acquire all outstanding shares of common stock, $.01 par value, of the Company (the "Common Stock"), and, following the consummation of the Offer, Acquisition will merge with and into the Company, in each case, subject to the terms and conditions in the Merger Agreement; and

          WHEREAS, subject to and upon the purchase by Acquisition of more than 50% of the Common Stock pursuant to the Offer, the Company and Employee desire to terminate that certain Employment Agreement dated March 24, 1995, as amended, between the Company and Employee and, simultaneously therewith, the Company, United and Employee desire to set forth terms pursuant to which Employee will render services to the Company.

          NOW, THEREFORE, in consideration of the mutual covenants and agree ments contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. Employment Services. Subject to and upon the terms and conditions contained in this Agreement, the Company hereby agrees to continue to employ Employee, and Employee agrees to continue in the employ of the Company, during the period set forth in Paragraph 2 hereof to render to the Company the services described in Paragraph 3 hereof.

          2. Term. Subject to the terms hereof, Employee's term of employment under this Agreement shall begin on the date Acquisition (or any of its affiliates) acquires more than 50% of the Common Stock pursuant to the Offer and shall continue for a period through and including March 24, 2002, unless extended as hereinbelow provided or earlier terminated pursuant to the terms and conditions set forth herein (the "Employment Term"). The Employment Term shall be extended for successive one (1) year terms unless either party hereto gives written notice to the other of its desire to terminate this Agreement at least ninety (90) days prior to the commencement of any such



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extension.  The Company and Employee hereby agree that if Acquisition (or any of its affiliates) does not acquire more than 50% of the Common Stock pursuant to the Offer, this Agreement shall be null and void ab initio. In such case, the Company and Employee hereby agree that the Company will continue to employ Employee and Employee will continue to be employed by the Company pursuant to the terms of that certain Employment Agreement dated March 24, 1995 between Employee and the Company, as amended by Agreements dated March 25, 1997 and June 30, 1997 between Employee and the Company.

          3.   Duties.

                    (a) The Company hereby retains Employee to perform, and Employee agrees to render to the Company on the terms herein set forth, such consultative and advisory services as may from time to time be mutually agreed upon by Employee and the Board of Directors or officers of the Company. In each case, such consultative and advisory services shall be limited to matters involving finances of the Company, prospective mergers and acquisitions involving the Company, major consultations for Company clients and joint ventures involving the Company. If agreed to by Employee, such services may also be rendered to affiliates of the Company. No time period or date of completion for services to be rendered by Employee shall be effective against Employee unless mutually agreed to by the Company and Employee.

                    (b) It is expressly understood and agreed that Employee shall devote only so much time, and shall consult with and advise the officers and directors of the Company, only to such extent and at such times as Employee shall determine are required. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in Paragraph 11 hereof), Employee shall be free to devote the balance of his time and attention to such other non-competitive business activities and enterprises, as he may see fit.

          4. Compensation. As compensation for his services and covenants hereunder, Employee shall receive a salary ("Salary"), payable in equal bi-monthly installments, at the rate of $350,000 per annum, and such bonuses as may be determined from time to time by the Board of Directors of the Company.

          5. Location of Services. Employee and the Company hereby agree that Employee shall, at his own expense, move his office (including any necessary furniture, equipment and files) from its present location at 650 Avenue of the Americas, New York, New York 10011 and establish an office anywhere in Fairfield County, Connecticut (the "Connecticut Office") for the performance of the duties and services described herein. Such move shall be completed, at the discretion of Employee, no earlier than February 15, 1999 and no later than March 31, 1999 (the date the move is complete is referred to herein as the "Move Date"). Commencing on the Move Date and continuing for the Employment Term, unless otherwise mutually agreed to by Employee and the Company, the duties and services to be performed herein shall be performed at the Connecticut Office. Commencing on the Move Date and continuing for the Employment Term, the Company shall provide Employee, in addition to the payments otherwise required under this Agreement, Three


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Thousand Dollars ($3,000) per calendar month payable on the first day of each calendar month (except that the first payment shall be made on the Move Date) for the purpose of defraying the cost of maintaining the Connecticut Office (including the cost of secretarial and administrative services).

          6. Business Expenses. Prior to the Move Date, Employee shall be reimbursed for, and entitled to advances (subject to repayment to the Company if not actually incurred by Employee) with respect to, only those business expenses incurred by him (a) which are reasonable and necessary for Employee to perform his duties under this Agreement in accordance with policies established from time to time by the Company, and (b) for which Employee has submitted vouchers and/or receipts. Commencing on the Move Date and continuing for the Employment Term, in addition to amounts reimbursed under Paragraph 5 hereof, Employee shall be reimbursed for, and entitled to advances (subject to repayment to the Company if not actually incurred by Employee) with respect to, only those business expenses incurred at the request of the Board of Directors or officers of the Company.

          7.   Participation in Benefit Plans.

               (a) During the Employment Term, the Company shall continue to provide Employee with the insurance, disability, health and medical benefits and retirement plans or programs currently provided to Employee, including medical/health insurance for Employee and his family, provided that Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans. During the Employment Term, Employee shall also be entitled to such insurance, disability and health and medical benefits and be entitled to participate in such retirement plans or programs as are from time to time generally made available to executive employees of the Company pursuant to the policies of the Company; provided that Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans. The Company may withhold from any benefits payable to Employee all federal, state, local and other taxes and amounts as shall be permitted or required to be withheld pursuant to any applicable law, rule or regulation.

               (b) Employee shall be entitled to vacation in accordance with the Company's policy in effect for executive staff, which shall be taken at such time or times as shall be mutually agreed upon with the Company.

          8.   Death and Disability.

               (a) The Employment Term shall terminate on the date of Employee's death, in which event Employee's Salary, reimbursable expenses and benefits owing to Employee through the date of Employee's death shall be paid to his estate. Employee's estate will not be entitled to any other compensation upon termination of this Agreement pursuant to this subparagraph 8(a).


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               (b)  If, during the Employment Term, in the opinion of a duly licensed physician selected by the Company, Employee, because of physical or mental illness or incapacity, shall become substantially unable to perform the duties and services required of him under this Agreement for a period, of 120 consecutive days or 180 days in the aggregate during any nine-month period, the Company may, upon at least ten (10) days' prior written notice given at any time after the expiration of such 120 or 180-day period, as the case may be, to Employee of its intention to do so, terminate his employment as of such date as may be set forth in the notice. In case of such termination, Employee shall be entitled to receive his Salary, reimbursable expenses and benefits owing to Employee through the date of termination. Employee will not be entitled to any other compensation upon termination of his employment pursuant to this subparagraph 8(b).

          9. Termination for Cause. The Company may terminate the employment of Employee for cause, as such term is interpreted by the courts of New York. Upon such termination, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee his Salary, reimbursable expenses and benefits owing to Employee through the day on which Employee is terminated. Employee will not be entitled to any other compensation upon termination of this Agreement pursuant to this Paragraph 9.

          10.  Termination Other than for Cause.

               (a) The Company may terminate the employment of Employee with or without cause and Employee may terminate his employment by the Company with or without "Good Reason" (as defined in subparagraph 10(c) hereof).

               (b) In the event the Company terminates the employment of Employee with or without cause and in the event Employee terminates his employment with or without Good Reason, the Company shall pay to Employee, in a single, lump-sum payment, within thirty (30) days after the Company or Employee has given the other notice of termination, an amount equal to Employee's Salary, reimbursable expenses and benefits owing to Employee through the date on which Employee's employment is terminated. In addition, in the event of termination by the Company without cause or by Employee with Good Reason, Employee shall receive the following: (i) an amount equal to the product of Employee's annual Salary then in effect (without regard to any purported or attempted reduction thereof by the Company) multiplied by the number of years (including any parts thereof) remaining in the Payment Period (as defined below) payable at the same times as the Salary would have been paid to Employee during the Payment Period if Employee's employment was not so terminated and (ii) any benefits which Employee would have been entitled to receive had his employment continued during the balance of the Employment Term provided that the provisions of the plans under which such benefits are offered then permit the same to be offered to Employee.

               (c) For purposes of this Agreement, the term "Payment Period" shall be the period commencing on the date that Employee's employment is terminated pursuant to this


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Paragraph 10 and continuing until the first anniversary of such termination or the remaining term of this Agreement, whichever is greater. For purposes of this Agreement, the term "Good Reason" shall mean the assignment to Employee of duties which are inconsistent with Paragraph 3 of this Agreement or a material breach by the Company of this Agreement which has not been cured within 10 days after written notice thereof has been given to the Company by Employee or, if such breach is not curable within such 10 day period, the Company has failed to take action to commence the cure thereof within such 10 day period or has failed thereafter to continue to take such action in an expeditious manner.

               (d) Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for in this Agreement, together with any other payments which Employee has the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. The determination as to whether any reduction in the payments under this Agreement pursuant to this subparagraph 10(d) is necessary shall be made by the independent public accountants of the Company at the time and such determination shall be conclusive and binding on the Company and Employee with respect to their respective treatment of such payments for tax reporting purposes.

               (e) Any amounts payable to Employee under this Paragraph 10 shall be reduced by any compensation received by Employee for services rendered during the period commencing one year after the effective date of the termination of his employment and ending on the last day of the Payment Period by virtue of his being hired on a full-time basis by another employer, without regard to the actual date on which such compensation is received by Employee.

          11. Disclosure of Information and Restrictive Covenant. Employee acknowledges that, by his employment, he has been and will be in a confidential relationship with the Company and will have access to confidential information and trade secrets of the Company, its subsidiaries and affiliates. Confidential information and trade secrets include, but are not limited to, customer, supplier and client lists, panels and interviewers, price lists, marketing, strategies and procedures, operational techniques, business plans and systems, quality control procedures and systems, special projects and survey and market research, including projects, research and reports for any entity or client, and any other records, files, drawings, discoveries, applications, data and information concerning the business of the Company and its customers and clients which are not in the public domain. Employee agrees that in consideration of the execution of this Agreement by the Company:

               (a) Employee will not, during the Employment Term or at any time thereafter, use, or disclose to any third party, trade secrets or confidential information of the Company, including, but not limited to, confidential information or trade secrets belonging or relating to the Company, its subsidiaries, affiliates, customers and clients or proprietary procedures


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of the Company, its subsidiaries, affiliates, customers and clients.
Proprietary procedures shall include, but shall not be limited to, all information which is known or intended to be known only by employees of the Company, its subsidiaries and affiliates or others in a confidential relationship with the Company or its subsidiaries and affiliates which relates to business matters.

               (b) Employee will not, during the Employment Term and for a period of one year thereafter, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, engage in or participate in any business activity, including, but not limited to, acting as a director, officer, employee, agent, independent contractor, partner, consultant, licensor or licensee, franchiser or franchisee, proprietor, syndicate member, shareholder or creditor or with a person having any other relationship with any other business, company, firm, occupation or business activity, that is, directly or indirectly, competitive with any business carried on by the Company or any of its subsidiaries or affiliates during the Employment Term. The ownership by Employee of 3% or less of the issued and outstanding shares of a class of securities which is traded on a national securities exchange or in the over-the-counter market, shall not cause Employee to be deemed a shareholder under this subparagraph 11(b).

               (c) Employee will not, during the Employment Term and for a period of three (3) years thereafter, on his behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, solicit or induce any creditor, customer, client, supplier, officer, employee or agent of the Company or any of its subsidiaries or affiliates to sever his or its relationship with or leave the employ of any of such entities.

               (d) Nothing contained in this Paragraph 11 shall be construed as prohibiting Employee from being engaged by a client or customer of the Company upon his termination of employment by the Company.

               (e) It is expressly agreed by Employee that the nature and scope of each of the provisions set forth above in this Paragraph 11 are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to Employee is determined by a court of competent jurisdiction to be unreasonable or unenforceable, the provisions shall only be modified to the minimum extent required to make the provisions reasonable and/or enforceable, as the case may be. Employee acknowledges and agrees that his services are of unique character and expressly grants to the Company or any subsidiary or affiliate of the Company or any successor of any of them, the right to enforce the above provisions through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.

               (f) This Paragraph 11 and Paragraphs 12, 13 and 14 hereof shall survive the expiration or termination of this Agreement for any reason.

          12.  Company Property.   (a) Any patents, inventions, discoveries,
applications or processes designed, devised, planned, applied, created, discovered or invented by Employee in the


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course of Employee's employment under this Agreement and which pertain to any aspect of the Company's or its subsidiaries, or affiliates' business shall be the sole and absolute property of the Company, and Employee shall promptly report the same to the Company and promptly execute any and all documents reasonably requested to assure the Company the full and complete ownership thereof.

               (b) All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business which Employee shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to the Company all property of the Company in his possession. Employee further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. Employee additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any such software, documents or other materials.

          13. Remedy. It is mutually understood and agreed that Employee's services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in the event of any breach of this Agreement by Employee, including, but not limited to, the breach of the nondisclosure, non-solicitation and non-compete clauses under Paragraph 11 hereof, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Company may be entitled to recover. In addition, the Company shall be entitled to reimbursement from Employee, upon request, of any and all reasonable attorneys' fees and expenses incurred by it in enforcing any term or provision of this Agreement.

          14. Representations and Warranties of Employee. (a) In order to induce the Company to enter into this Agreement, Employee hereby represents and warrants to the Company as follows: (i) Employee has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; (ii) the execution and delivery of this Agreement by Employee and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Employee is a party or by which he is or may be bound or subject; and (iii) Employee is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information.

               (b) Employee hereby agrees to indemnify and hold harmless the Company from and against any and all losses, costs, damages and expenses (including, without limitation, its reasonable attorneys, fees) incurred or suffered by the Company resulting from any breach by Employee of any of his representations or warranties set forth in subparagraph 14(a) hereof.


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          15.  Waiver of Jury Trial and Consent to New York Jurisdiction and
Venue. In any action, suit or proceeding in any jurisdiction brought against Employee by the Company, or vice versa, Employee and the Company each waive trial by jury. Employee hereby consents and agrees that the Supreme Court of the State of New York for the County of New York and the United States District Court for the Southern District of New York each shall have personal jurisdiction and proper venue with respect to any dispute between Employee and the Company. In any dispute with the Company, Employee will not raise, and hereby expressly waives, any objection or defense to any such jurisdiction as an inconvenient forum.

          16. Notice. Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be sent by one of the following means to Employee at his address set forth on the first page of this Agreement and to the Company at its address set forth on the first page of this Agreement,
Attention: Chief Executive Officer, (or to such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt) and shall be deemed conclusively to have been given: (i) on the first business day following the day timely deposited with Federal Express (or other equivalent national overnight courier) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (ii) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (iii) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any nonbusiness day).

          17. Interpretation, Headings. The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to all parties hereto, and shall not be construed in favor of or against any party. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          18. Successors and Assign; Assignment; Intended Beneficiaries. Nei ther this Agreement, nor any of Employee's rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the capital stock or assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed "the Company" for the purpose hereof.

          19. No Waiver by Action, Cumulative Rights, Etc. Any waiver or consent from the Company respecting any term or provision of this Agreement or any other aspect of Employee's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance



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of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of Employee's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company's right at a later time to enforce any such term or provision.

          20. Counterparts: New York Governing Law; Amendments, Entire Agreement. This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. This Agreement and all other aspects of Employee's employment shall be governed by and construed in accordance with the applicable laws pertaining in the State of New York (other than those that would defer to the substantive laws of another jurisdiction). Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party hereto. Subject to Paragraph 2 hereof, this Agreement contains the entire agreement of the parties and supersedes all prior representations, agreements and understandings, oral or otherwise, between the parties with respect to the matters contained herein, including but not limited to any and all rights which the Company or Employee may have under that certain Employment Agreement dated March 24, 1995 between Employee and the Company, as amended by Agreements dated March 25, 1997 and June 30, 1997 between Employee and the Company.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              AUDITS & SURVEYS WORLDWIDE, INC.

                              By: /s/ Solomon Dutka
                                 ------------------------------------
                                   Name: Solomon Dutka
                                   Title: CEO

                                    /s/ H. Arthur Bellows, Jr.
                              ---------------------------------------
                                      H. Arthur Bellows, Jr.








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